TERMINATION OF LICENSE AGREEMENT, FULL MUTUAL RELEASE

This Agreement is dated November 15, 2017, by and between Brand Strategy Group, Inc. ("BSGI"), a Wyoming corporation with offices at 412 N. Main Street, Suite 100, Buffalo, Wyoming 82834, and Ami James Brands Inc. ("AJBI"), a Nevada Corporation, with offices at1360 Washington Avenue, Miami Beach, Florida 33139, the parties hereto, agree as follows:

WHEREAS, a License Agreement was proposed, discussed, circulated and/or executed by the parties herein, with an ostensible effective date of May 3, 2017;

WHEREAS, the parties have mutually decided that due to present business conditions, it has become desirable to terminate all business together, including rendering the purported License Agreement null and void, and to provide each other full and unconditional mutual general releases;

NOW THEREFORE, in consideration of $10.00 and the terms and conditions set forth herein, and for other good and valuable consideration, the parties to this Agreement covenant and agree as follows:

1. The License Agreement described herein is deemed null and void from its inception.

2. The parties do hereby release and forever discharge each other, their officers and directors from any and all manner of actions, causes of action, losses, damages, claims, contracts, debts, and suits, whether known or unknown, direct or indirect, now existing, by reason of any matter, cause or thing whatsoever, from the beginning of time to the date of execution hereof.

3. This Agreement may be executed in counterparts and via facsimile, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

IN WITNESS WHEREOF,

Kevin Hatt, President
Brand Strategy Group, Inc.

Ira Morris, President
Ami James Brands Inc.